Exhibit 12.1

SunTrust Banks, Inc.

Ratio of Earnings to Fixed Charges

(In thousands)

	Year Ended December 31
	2004		2003		2002		2001		2000		1999
Ratio 1 - including deposit interest
Earnings:
Income before income taxes and extraordinary gain	$2,257,026		$1,909,138		$1,823,324		$2,029,440		$1,919,556		$1,695,657
Fixed charges	1,577,826		1,490,092		1,932,209		3,065,973		3,775,173		2,852,180

Total	$3,834,852		$3,399,230		$3,755,533		$5,095,413		$5,694,729		$4,547,837

Fixed charges:
Interest on deposits	$766,188		$771,631		$1,117,296		$1,812,385		$2,452,919		$1,626,132
Interest on funds purchased and securities sold under agreements to repurchase	108,591		106,174		140,463		412,218		651,235		749,561
Interest on other short-term borrowings	30,195		33,511		14,062		63,359		97,903		79,521
Interest on long-term debt	628,253		537,223		619,667		739,012		534,924		359,538
Portion of rents representative of the interest factor (1/3) of rental expense	44,599		41,553		40,721		38,999		38,192		37,428

Total	$1,577,826		$1,490,092		$1,932,209		$3,065,973		$3,775,173		$2,852,180

Earnings to fixed charges	2.43	x	2.28	x	1.94	x	1.66	x	1.51	x	1.59	x

Ratio 2 - excluding deposit interest
Earnings:
Income before income taxes and extraordinary gain	$2,257,026		$1,909,138		$1,823,324		$2,029,440		$1,919,556		$1,695,657
Fixed charges	811,638		718,461		814,913		1,253,588		1,322,254		1,226,048

Total	$3,068,664		$2,627,599		$2,638,237		$3,283,028		$3,241,810		$2,921,705

Fixed charges:
Interest on funds purchased and securities sold under agreements to repurchase	$108,591		$106,174		$140,463		$412,218		$651,235		$749,561
Interest on other short-term borrowings	30,195		33,511		14,062		63,359		97,903		79,521
Interest on long-term debt	628,253		537,223		619,667		739,012		534,924		359,538
Portion of rents representative of the interest factor (1/3) of rental expense	44,599		41,553		40,721		38,999		38,192		37,428

Total	$811,638		$718,461		$814,913		$1,253,588		$1,322,254		$1,226,048

Earnings to fixed charges	3.78	x	3.66	x	3.24	x	2.62	x	2.45	x	2.38	x